Exhibit 99.2

OPTICAL CABLE CORPORATION

Second Quarter Earnings

Financial Relations Board

June 14, 2005, 10:00 a.m., ET

Moderator: Marilynn Meek

Operator	Good morning, ladies and gentlemen, and welcome to the Optical Cable second quarter earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Tuesday, June 14, 2005.

I would now like to turn the conference over to Ms. Marilynn Meek with Financial Relations Board. Please go ahead, ma’am.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s fiscal 2005 second quarter conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-827-3777 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward-looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.fulldisclosure.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilynn, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer; Luke Huybrechts, our Senior Vice President of Operations; and Charlie Carson, our Senior Vice President of Marketing and Sales.

We’ll begin with a few introductory remarks. We will then briefly review the financial results for the second quarter of fiscal year 2005 and finally we’ll answer as many of your questions as we can.

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Optical Cable Corporation, as you know, does not provide specific earnings guidance. However, we continue to believe that our net sales percentage growth rate during fiscal year 2005 will be in the high single digits to low double digits.

For the 6 months ended April 30, 2005, our net sales results are on the high end of that guidance with a year-to-date net sales increase of 13.7% compared to the same period last year.

We attribute our growth to the strategy where we have specifically targeted customers with fiberoptic cable requirements for which our products are particularly well suited and have a competitive advantage.

Recently, there has been some softening in the general commercial fiberoptic cable for the enterprise market. However, we have not seen our overall sales negatively impacted.

We continue to expect net sales seasonality patterns that we have experienced in the last two years to continue in fiscal year 2005 with higher net sales during the second half of the fiscal year than during the first half of the fiscal year.

Our market position continues to be solid relative to our competitors with OCC holding the position as the second largest manufacturer of multimode fiberoptic cable in North America, multimode fiber applications being a reasonable surrogate measure for the enterprise fiberoptic cable market.

With respect to gross profit margins, we continue to target a gross profit margin of 37%, although we have been able to beat that target during both the first and second quarters of fiscal year 2005.

We, like other cablers, are seeing upward price pressures on certain raw materials. Our strategy all along has been to target markets where our products have a competitive advantage and to assemble the critical mass of resources, both personnel and infrastructure necessary, to support an organization that will support substantially higher sales. While more expensive in the short term, we believe we are positioning Optical Cable to realize disproportional increases in earnings as net sales increase. So far in fiscal 2005 we are beginning to see the results of these efforts.

Now let’s review the financial results. For the second quarter of fiscal 2005 net sales, gross profit margin and net income all increased when compared to the same period last year with your OCC team delivering net sales growth of 9% when compared to Q2 2004 and net income of more than 6 times that of the same period last year.

For the first half of the year, net sales increased 13.7% compared to the same period last year.

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Net income during the first half of fiscal 2005 was equal to more than 5 times the net income earned during the first half of fiscal 2004.

For our second quarter ended April 30th, net income totaled $364,000 or 6 cents per basic and diluted share compared to net income of $57,000 or 1 cent per basic and diluted share for the same period last year.

On a year-to-date basis net income equaled $586,000 or 10 cents per basic and diluted share for the first half of fiscal 2005 compared to net income of $101,000 or 2 cents per basic and diluted share for the first half of fiscal 2004.

Net sales for the second quarter of fiscal 2005 increased to $11.6 million from $10.7 million for the comparable period last year. Sequentially, net sales for the second quarter of fiscal year 2005 increased 4.2% compared to net sales of $11.1 million for Q1 2005.

Net sales for the first 6 months of fiscal 2005 increased 13.7% to $22.7 million from $20 million for the same period in fiscal 2004.

Gross profit as a percentage of net sales for our second quarter increased to 40.7% compared to 39.2% for the comparable period in 2004. The company’s gross profit margin increased to 41% for the first 6 months of the year compared to 39.1% for the same period during fiscal 2004.

By comparison gross profit margin for all of fiscal year 2004 was 38.6% with quarterly gross profit margins ranging from 36.1% to 40.6% during the year.

SG&A expenses were $4.1 million in the second quarters of both fiscal years 2005 and 2004. This is lower than our $4.2 million in SG&A expenses during Q1 2005. However, SG&A expenses for the first half of fiscal 2005 increased 10% to $8.4 million from $7.6 million during the same period last year. The increase in SG&A expenses during the first half of fiscal 2005 compared to the same period last year was primarily due to employee compensation costs, professional fees including legal and accounting fees, shipping costs associated largely with increased sales, travel expenses resulting from efforts to improve sales and other administrative expenses.

Compensation costs have increased as a result of increases in commissions as net sales have increased, increases in employee incentives to improve financial results and new hires. These are consistent with our expectations.

During the period from second quarter of fiscal year 2004 to the second quarter of fiscal year 2005 we increased our headcount over 13%.

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Professional fees, including legal and accounting fees, have increased during the first half of the year compared to the same period last year. This includes the costs we have begun to incur in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 as well as other legal and accounting fees.

As previously announced, the Securities and Exchange Commission extended the deadline for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for non-accelerated filers, extending our required compliance date to our fiscal year ending October 31, 2006.

Additionally, during the last 2 months, the SEC Roundtable and the Public Company Accounting Oversight Board, or the PCAOB, have made certain statements that clarify the manner in which public companies and their auditors should work together to ensure compliance with Section 404 of Sarbanes-Oxley.

We see these statements as positive, indicating the desire we all have to ensure the investing public receives the intended benefits of Sarbanes-Oxley without inappropriately imposing burdens, particularly on smaller public companies for which there is no associated benefit for shareholders.

We continue our efforts to ensure Optical Cable is fully compliant with Section 404 before our deadline of October 31, 2006.

As of the end of our second quarter we had a cash balance of approximately $3.1 million with no outstanding debt on our bank line of credit and approximately $9.4 million unused and available under our credit facility.

Your management team continues to work to improve Optical Cable Corporation’s operations and earnings, efforts that we believe will eventually be reflected in our stock price. We are quite optimistic about your company’s prospects and believe we are beginning to see the benefits of the execution of our business strategy.

Now we are happy to answer as many of your questions as we can. Marilyn, if you’d introduce our callers, I would appreciate it.

M. Meek	Thank you, Neil. We will be taking questions only from analysts and fund investors and in the interest of time, each person wishing to ask questions will be permitted to ask two questions. If there is additional time we will take more questions at the end. Operator, if you could please give the instructions.

Operator	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in

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the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment for our first question.

Our first question comes from Kevin Wenck with Polynous Capital Management. Please go ahead.

K. Wenck	Good morning, Neil.

N. Wilkin	Good morning, Kevin. How are you?

K. Wenck	Good. Very nice quarter.

N. Wilkin	Thank you.

K. Wenck	A couple of questions. Inventory sequentially went up by about $900,000. Are you just replenishing certain areas of inventory that may have been lower than you would have liked or is that in anticipation of the typical stronger second half or any other comments you could give us on the color behind that?

N. Wilkin	A little bit of both. We expect sales in the second half to be higher than they are in the first half and we want to make sure that we have our stock on hand.

We’ve purposely been building inventory to make sure we can better serve our customers and we’ve seen increases. At this point we’re probably about half a million dollars from being fully stocked as to where we would want to be on the finished goods side.

We’re also, as part of our current reviews and continual improvement review of operations, looking at and will continue to look at whether or not we can increase efficiencies and throughputs by looking at our WIP inventory as well.

As I mentioned on our last call, we plan to increase inventory, but we’re getting closer to the end of that process and so I’d say about half a million dollars on the finished goods side.

K. Wenck	Okay, thanks for your help on that. And then you mentioned that there’s been some slowing in demand in general for overall fiberoptic cabling, but I’d be interested in hearing what end markets were stronger for you, what end markets were weaker for you and whether you feel that you were affected at all by what you describe as general weakening in overall fiberoptic cabling sales.

N. Wilkin	Fortunately it doesn’t look like we were affected. We have been stronger in those products where we have a competitive advantage and that we’ve targeted and we’ve talked about our market segments mainly for severe duty products.

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OEM, the market’s growing fairly rapidly, but the commercial side or the general commercial side of the business, we’ve seen some slowing signs and this is just from what we’re hearing out in the industry with distributors and others that they’re seeing copper and fiber slow down the last few weeks. We haven’t been affected by that so far and don’t anticipate a significant effect from that. Charlie, do you want to add anything?

C. Carson	I think you’ve pretty well covered it, Neil. In terms of our traditional commercial markets, there are areas of the country where office space is in excess and there’s obviously no new building yet going on in those areas, no sign of recovery. And yet there are other areas of the country where we are seeing some office building growth and that sort of thing on the general commercial side. I think our targeted customer initiatives are really helping to offset some of that general market softness you were talking about.

K. Wenck	Okay. Thanks, Charlie and thanks, Neil.

Operator	Thank you. Our next question is a follow up question from Kevin Wenck. Please go ahead.

K. Wenck	You need to get more people on these calls, Neil.

N. Wilkin	We’ve been working on that. We were out at the AeA Micro Cap Conference and made some good contacts and right now for small cap companies, it’s a pretty difficult market as you know.

K. Wenck	Actually I was going to ask a more general question about that. What was the reception at the AeA conference and what kind of follow up have you heard or have you experienced since the conference?

N. Wilkin	It was positive. We got a mix of some analysts and potential investors. We haven’t gotten any specific people who’ve said that they’re going to be buying the shares, but we’re going to continue to follow up with that.

I think some of the folks were trying to see where the company was headed and that’s why I’m excited about the first half of 2005. We’ve started to see the benefits of the strategy that we’ve put in place. It’s been a long term strategy and our shareholders have had to stick it out with us during this period, but over the longer term I really think that the benefits are going to be visible.

A lot of the investors that I spoke to I heard comments that they don’t want to be at the very top of where the stock price goes, but they’d like to start seeing that upward movement before they jump in. We also heard from the folks that you’d expect we’d hear from.

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There’s a lot more companies now providing purchased analyst coverage or independent analyst coverage now that the rules affecting investment banking have taken full effect and it seems like more and more companies are looking to that. We have not decided to go that route as of yet, but there may be some benefits that we’re considering to get some independent coverage.

Most of that purchased coverage, as you know, while you do end up paying for it, it truly is much more independent than it used to be and so you pay up front and then you see what kind of coverage they give you rather than paying for specific analyst coverage.

K. Wenck	Any plans to do some follow up road shows of some of the major cities, let’s say New York or Boston in the near term?

N. Wilkin	We do. In fact before the conference call Marilyn at Financial Relations Board was commenting that she’s sending some materials to Tracy and I today and we do expect to do some follow up visits.

I think again we will probably do a couple this year, more this year, but I don’t expect them to be intensive road shows so much as visiting a couple of key cities and meeting with potential investors that FRB and others can line up. And some of the contacts we made at AeA will be helpful in suggesting additional contacts. We had some interest along those lines.

K. Wenck	Okay. Back to my ever annoying questions about gross margins. I appreciate conservative guidance because it’s better to not be disappointed. On the other hand you keep producing gross margins above 40%. You mentioned that there are some cost pressures. If you could give us a little bit more color as to what the cost pressures are and also given that your business does typically accelerate in the second half, does some negative mix change go along with the type of business mix you get in the second half with your business accelerating?

N. Wilkin	There’s a couple of questions there, let me take the first part of your question first. We have not been seeing increases in fiber prices by way of example, if you’re looking at raw materials which for fiberoptic cablers it’s the largest portion of the cost. We are seeing pricing pressures in almost every other material that’s used in our manufacturing process. As a result, we’re starting to see average prices go up slightly and that’s a trend that I would expect to continue for the rest of this year. That gives you some sort of flavor as to which raw materials are going up.

With respect to the second part of your question and product mix, it’s hard for us to always predict. Our business is so project driven that an international

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project or a project in the United States can have significant impact on our results. The combination of those two things are really the reason why I feel uncomfortable raising the gross margin percentage profit guidance.

We work diligently to make sure that those projects come in, but they’re somewhat by their very nature unpredictable. I would hope for the rest of the year we can continue the same margins that we have now, but I recognize that matters outside of our control may affect that. And particularly you’ll see situations where we’ll have a project that we expect to drop in the third quarter, for example, and it ends up slipping to the fourth quarter or vice versa.

So there’s no particular increase in sales that we believe are going to come from market segments that inherently have lower gross margins, but we recognize the fact that it depends on the nature of the project and whether or not it’s a type of product that’s in one of those market segments where we’re able to command a higher price because of our competitive advantage and because our product performs better than our competitors.

K. Wenck	As a follow up to that, was there anything about the business mix in Q2 that had a somewhat better mix or better gross margin mix than you might have anticipated?

N. Wilkin	There wasn’t anything in Q2 that we saw that was different from Q1, for example, or the last couple of quarters. There always seems to be high margin projects that come our way each quarter, and so there’s nothing particularly unusual about the quarter. I think it’s more the fact that we’re being conservative and want to make sure we’re not getting out ahead of our results.

It would be easy for me to raise guidance, but at this point with raw material prices increasing and the unpredictability of some projects it’s just difficult to do that. And quite frankly, we’re now to the point that we’re targeting exactly where our budget is which is 37%.

K. Wenck	Thanks for all your help on that and I’m sorry for continuing to beat this one to death each conference call. One last question in case there may be no other questions on the call. What’s the cap ex budget look like for the year at this point?

N. Wilkin	Cap ex budget is $3 million. Tracy, do you have the number?

T. Smith	For the first half of the year?

N. Wilkin	For the first half of the year we’ve already spent.

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T. Smith	It was slightly over $900,000 through the first half of the year that we’ve already spent. Part of that is in deposits for equipment that we haven’t received yet at April 30th.

K. Wenck	What part of the $900,000, Tracy?

T. Smith	About $132,000 of it.

K. Wenck	Okay, alright, thanks for your help. Good quarter.

N. Wilkin	I expect we’ll be through that $3 million or pretty close to it by the end of the year.

K. Wenck	Okay, great.

N. Wilkin	Thanks, Kevin.

K. Wenck	You’re welcome.

Operator	Thank you. Our next question comes from Jane Dragone with Tradition. Please go ahead. Jane, are you there? It looks like Jane might have stepped away from her phone. At this time I show no further questions. Management, do you have any closing comments?

N. Wilkin	Yes, thank you. Thank you to everyone for taking the time to participate on our fiscal 2005 second quarter earnings call this morning. I want to express again management’s appreciation for your time, your questions and your interest in Optical Cable Corporation. We’re all committed here to continuing on the path we’ve started and show those results in the stock price. Thank you very much.

Operator	Thank you. Ladies and gentlemen, this concludes the Optical Cable second quarter earnings conference call. If you’d like to listen to a replay of today’s conference, you may dial 303-590-3000 or 1-800-405-2236 and you will need to enter the access code of 11032190 followed by the pound sign.

Once again thank you for participating in today’s conference and at this time you may now disconnect.

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